Exhibit 99.1

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, WI 54942

David Vander Zanden	Mary Kabacinski
President & CEO	Executive VP & CFO
(920) 882-5602	(920) 882-5852

FOR IMMEDIATE RELEASE

FRIDAY, JANUARY 16, 2004

SCHOOL SPECIALTY SIGNS DEFINITIVE ACQUISITION AGREEMENTS

•	SELECT CHILDREN’S PUBLISHING ASSETS OF MC GRAW-HILL EDUCATION
•	CALIFONE INTERNATIONAL, INC.

Greenville, WI, January 16, 2004 – School Specialty, Inc. (NASDAQ:SCHS), the largest direct marketer of supplemental educational resources to schools and teachers for pre-kindergarten through twelfth grade, today announced it signed a definitive agreement to acquire select children’s publishing assets of McGraw-Hill Education, a division of The McGraw-Hill Companies (NYSE: MHP). The terms of the agreement were not disclosed. The transaction is expected to close in January.

The businesses develop, produce, market and distribute supplemental education materials including literature, workbooks and manipulatives and own copyrights to over 5,000 titles under leading imprints including: Instructional Fair, Frank Schaffer, Judy Instructo and Spectrum. The businesses, which are based in Columbus, OH, employ 260 people supporting annual revenues of approximately $60 to $65 million.

“We are very pleased to add these proven proprietary education titles to the School Specialty resource offerings,” said David Vander Zanden, President and Chief Executive Officer of School Specialty, Inc. “The brands are well known and respected in the preK-8 classrooms of our current customer base and complement our Childcraft publishing efforts. In addition, these McGraw-Hill Education businesses have developed distribution channels to teachers and parents through retail outlets including teacher stores, bookstores and warehouse clubs. These new channels provide promising market expansion opportunities for our current proprietary product offerings,” he added.

Separately, School Specialty, Inc. announced the acquisition of the stock of Califone International, Inc. Terms of the agreement were not disclosed. Headquartered in Chatsworth, CA, Califone has revenues of approximately $16 million and is the leading developer of quality sound presentation systems including state of the art multimedia, audio-visual and presentation equipment for schools and industry. The products are produced in Asia.

“Califone brings a strong line of high-quality multimedia products designed to meet the unique requirements of a school environment,” said David Vander Zanden. “We plan to continue to offer the Califone products through Califone’s established dealer network and expand the product complement in our own catalogs.”

School Specialty, Inc.

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“The two acquisitions will be funded primarily from free cash generated in the current fiscal year supplemented by availability on our bank lines,” said Mary Kabacinski, Chief Financial Officer for School Specialty, Inc.

“These McGraw-Hill Education children’s publishing businesses and Califone are important acquisitions for us as we continue to increase our proprietary product offerings and expand our operating margins,” said David Vander Zanden. “We expect our specialty product mix will increase to 52 percent of revenue on a running rate up from 46 percent of total revenues this year and that the acquired businesses will enhance operating margins.”

David Vander Zanden added, “We believe the acquisitions will be accretive on a forward 12-month basis in the range of $0.10 to $0.12 per share. Due to the fact that the acquired businesses generate a seasonal revenue stream similar to our core business, we expect the combined effect of the transactions to be dilutive to earnings for the rest of this fiscal year in the range of $0.10 to $0.12 per share.”

About School Specialty, Inc.

School Specialty, Inc., is the largest direct marketer of supplemental educational resources to schools and teachers for pre-kindergarten through twelfth grade in the United States. School Specialty offers over 80,000 different products to more than 118,000 schools throughout the United States and Canada. The company mails over 40 million catalogs annually to customers, and serves its customers through approximately 2,500 employees, including over 500 salespeople. School Specialty has a unique approach to the market. The School Specialty Educator’s Marketplace brand focuses on serving administrators and procurement specialists through a national sales force. The company’s nine specialty brands—ClassroomDirect, Childcraft, abc School Supply, Sax Arts and Crafts, Frey Scientific, Brodhead Garrett, Teacher’s Video, Premier Agendas and Sportime—serve teachers and curriculum specialists with proprietary product offerings. For more information, visit www.schoolspecialty.com.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking,” including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in exhibit 99.4 of School Specialty’s Annual Report on Form 10-K for fiscal year 2003 and other documents filed with the Securities and Exchange Commission.

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